Exhibit 99.1

National Holdings Corporation Reports Financial Results for the 2017 Fiscal Year

NEW YORK, NY, December 22, 2017 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2017 fiscal year.

Fiscal 2017 Financial Highlights:

■	Record revenue of $189.9 million, versus $174.1 million for fiscal 2016.

■	Adjusted EBITDA increased to $11.5 million from $.7 million in the prior year.

■	Income before other income and income taxes of $8.0 million versus a loss of $2.5 million in fiscal 2016.

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Income before income taxes of $16.6 million includes $8.6 million of other income, principally due to the change in the fair value of warrants issued in fiscal 2016. This is a non-operating, non-taxable earnings adjustment.

■	Investment banking continued to produce excellent results, generating $44.6 million of revenue, versus $34.9 million in the prior year.

■	Net dealer inventory gains improved to $15.1 million on the increase in the value of the firm’s warrant portfolio during the fiscal fourth quarter.

■	Cash and cash equivalents of $27.9 million and no debt as of September 30, 2017 versus $27.5 million as of the fiscal year-end 2016.

■	Equity of $38.9 million as of September 30, 2017.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “I am extremely impressed by the progress we made in fiscal 2017. We hit record revenue of nearly $190 million, in part fueled by a 28% increase in investment banking revenue, showing clear demand from our clients.” Mr. Mullen continued, “In addition to the positive revenue growth, our business has also made many important strides forward, most recently with the expansion of our management team. The quality of leadership executives interested in joining our thriving company speaks volumes to the success of our refocused business model. Fiscal 2017 was about National reconnecting with our core competencies and our mission statement of ‘Customers First’. I am confident the results seen in fiscal 2017 are just the beginning for our company. With other initiatives just starting to take shape, including the planned expansion of our Capital Markets division to complement our strong banking performance, as well as a renewed focus toward accretive business acquisition, I look forward to an even more productive and impactful fiscal 2018.”

Fiscal 2017 Financial Results

National reported fiscal year revenue of $189.9 million, up $15.8 million or 9% over fiscal year 2016. Total expenses increased $5.4 million or 3% to $181.9 million.

Revenue

Strong results were recorded across our major revenue categories. The majority of the increase was recorded in investment banking, which increased to $44.6 million in fiscal 2017, up $9.7 million, or 28%, on strong issuance across multiple industries and the related continuing demand from our clients.

Net dealer inventory gains increased $5.2 million, to $15.1 million. While the markets in which the company trades remained challenging in fiscal 2017, a significant increase in the value of the firm’s warrant portfolio offset lower equity volume executed and the impact of the continuing low interest rate environment in fixed income securities traded.

Commissions and related revenue increased 1% to $104.2 million. While this increase is small versus the very favorable equity markets in fiscal 2017, our overall product offering diversification has yielded a more appropriate distribution of results across revenue categories.

Investment advisory revenue increased $.5 million, to $14.5 million, up 3%. New account openings and strong markets have contributed to consistent growth in this revenue category, and we expect this to continue.

Tax preparation and accounting revenue declined to $7.4 million in fiscal 2017 versus $8.3 million in the prior year. We have implemented a continuous review of this business over the past year, addressing unprofitable and marginally profitable offices. The reduction in revenue is a direct result of actions taken during the year.

Expenses

Total expenses increased to $181.9 million in the current fiscal year, up $5.4 million (3%) over the comparative year. Variable compensation expenses directly associated with overall revenue generation were responsible for $4.1 million of this increase.

Aside from the compensation expense increase noted, the majority of our expense categories remained relatively unchanged. Several significant items to note affected professional fees and other administrative expenses:

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Professional fees declined $2.4 million from fiscal 2016. Costs associated with the tender offer for National by Fortress Biotech during fiscal 2016 increased this expense category in the prior year period.

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Other administrative expenses increased $3.4 million. As previously reported in our fiscal third quarter earnings announcement, provisions for legal and arbitration costs increased during that period; in addition, at this fiscal year-end, the firm recognized a $1.1 million impairment of goodwill and intangible assets.

Earnings

Income before other income and income taxes totaled $8.0 million versus a loss of $2.5 million in fiscal 2016. Income before income taxes of $16.6 million was positively impacted by $8.5 million, due to the change in the fair value of the firms warrant liability, which decreased from the September 30, 2016 measurement date. This positive adjustment is a non-operating, non-taxable income adjustment and should be viewed as such.

Net income per share, basic and fully diluted, was $1.01 and $1.00 respectively in fiscal 2017, versus a loss per share of $.45 in fiscal 2016.

Adjusted EBITDA increased to $11.5 million in the current year, from $.7 million in fiscal 2016.

Balance Sheet

As of September 30, 2017 National had $27.9 million of cash and cash equivalents, versus $27.5 million as of September 30, 2016. The Company's balance sheet remains debt free.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 900 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, vFinance Investments, Inc., Gilman Ciocia, Inc. and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.nhldcorp.com. Fortress Biotech, Inc. (NASDAQ: FBIO) through its affiliate FBIO Acquisition, Inc., is a majority shareholder of NHLD.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACTS:

National Holdings Corporation:

Michael Mullen, Chief Executive Officer

Email: mm@nhldcorp.com

Telephone: +1 212-417-8055

Investor Relations:

Email: ir@nhldcorp.com

Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2017	2016
ASSETS
Cash	$23,508,000	$21,694,000
Restricted cash	1,381,000	354,000
Cash deposits with clearing organizations	1,041,000	1,030,000
Securities owned, at fair value	7,102,000	2,357,000
Receivables from broker dealers and clearing organizations	2,850,000	3,357,000
Forgivable loans receivable	1,616,000	1,712,000
Other receivables, net	5,180,000	5,430,000
Prepaid expenses	2,490,000	1,910,000
Fixed assets, net	2,397,000	1,164,000
Intangible assets, net	4,843,000	5,704,000
Goodwill	5,217,000	6,531,000
Deferred tax asset, net	6,420,000	8,958,000
Other assets, principally refundable deposits	353,000	345,000
Total Assets	$64,398,000	$60,546,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, not yet purchased at fair value	$151,000	$298,000
Accrued commissions and payroll payable	10,065,000	11,940,000
Accounts payable and other accrued expenses	8,715,000	7,166,000
Deferred clearing and marketing credits	786,000	995,000
Warrants issued in 2017 and issuable in 2016	5,597,000	14,055,000
Other	181,000	319,000
Total Liabilities	25,495,000	34,773,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at September 30, 2017 and 150,000,000 shares at September 30, 2016; 12,437,916 shares issued and outstanding at September 30, 2017 and 2016	248,000	248,000
Additional paid-in-capital	66,955,000	66,353,000
Accumulated deficit	(28,315,000)	(40,843,000)

Total National Holdings Corporation Stockholders’ Equity	38,888,000	25,758,000

Non-controlling interest	15,000	15,000
Total Stockholders’ Equity	38,903,000	25,773,000

Total Liabilities and Stockholders’ Equity	$64,398,000	$60,546,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2017	2016

Revenues
Commissions	$96,807,000	$95,942,000
Net dealer inventory gains	15,108,000	9,929,000
Investment banking	44,595,000	34,937,000
Investment advisory	14,528,000	14,080,000
Interest and dividends	2,764,000	3,109,000
Transfer fees and clearing services	7,393,000	7,152,000
Tax preparation and accounting	7,439,000	8,294,000
Other	1,236,000	633,000
Total Revenues	189,870,000	174,076,000

Operating Expenses
Commissions, compensation and fees	155,187,000	151,057,000
Clearing fees	2,343,000	2,309,000
Communications	2,767,000	3,157,000
Occupancy	4,286,000	3,819,000
Licenses and registration	1,726,000	1,625,000
Professional fees	4,531,000	6,896,000
Interest	14,000	51,000
Depreciation and amortization	1,229,000	1,213,000
Other administrative expenses	9,819,000	6,418,000
Total Operating Expenses	181,902,000	176,545,000
Income (Loss) before Other Income and Income Taxes	7,968,000	(2,469,000)

Other Income
Gain on disposal of Gilman branches	137,000	—
Change in fair value of warrants	8,458,000	—
Other income	16,000	—
Total Other Income	8,611,000	—
Income (Loss) before Income Taxes	16,579,000	(2,469,000)

Income tax expense	4,051,000	3,090,000
Net Income (Loss)	$12,528,000	$(5,559,000)

Net income (loss) per share - Basic	$1.01	$(0.45)
Net income (loss) per share - Diluted	$1.00	$(0.45)

Weighted average number of shares outstanding - Basic	12,437,916	12,435,923
Weighted average number of shares outstanding - Diluted	12,472,541	12,435,923

The following table presents a reconciliation of net income as reported in accordance with generally accepted accounting principles, or GAAP, to EBITDA, as adjusted.

	Fiscal Year Ended
	2017	2016

Net income (loss), as reported	$12,528,000	$(5,559,000)
Interest expense	14,000	51,000
Income taxes	4,051,000	3,090,000
Depreciation and amortization	1,229,000	1,213,000
EBITDA	17,822,000	(1,205,000)
Non-cash compensation expense	602,000	211,000
Change in fair value of warrant liability	(8,458,000)	—
Forgivable loan amortization	693,000	788,000
Impairment of goodwill and intangible assets	1,011,000	894,000
Gain on disposal of Gilman branches	(137,000)	—
EBITDA, as adjusted	$11,533,000	$688,000

EBITDA, as adjusted for non-cash compensation expense, change in fair value of warrant liability, forgivable loan amortization, impairment of goodwill and intangible assets and gain on disposal of Gilman branches is a key metric we use in evaluating our business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC.